Exhibit (d)

Linklaters 10th Floor, Alexandra House Chater Road Hong Kong Telephone (+852) 2842 4888 Facsimile (+852) 2810 8133/2810 1695

Deutsche Bank Trust Company Americas

(the “Depositary”)

60 Wall Street

New York, New York 10005

March 17, 2015

Ladies and Gentlemen:

American Depositary Receipts evidencing American Depositary Shares in respect of equity shares of Videocon d2h Limited (the “Company”)

We have acted as your special United States counsel in connection with the execution by you and the Company of the Deposit Agreement to be entered into (the “Deposit Agreement”) relating to the American Depositary Receipts (“ADRs”) and the American Depositary Shares (“ADSs”) being registered under the U.S. Securities Act of 1933 (the “Securities Act”) on a registration statement on Form F-6 (the “Registration Statement”).

This opinion is limited to the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or the laws of any other jurisdiction.

We have examined the Deposit Agreement, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the Company has the power to execute and deliver the Deposit Agreement and perform its obligations thereunder, that the Deposit Agreement will have been duly and validly authorized, executed and delivered by the Company, that the ADSs and the ADRs conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion, when the Registration Statement has become effective under the Securities Act, the Deposit Agreement and the ADRs evidencing the ADSs have been executed and delivered by the Depositary and the ADRs evidencing the ADSs have been issued by the Depositary against the deposit of the Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued, and persons in whose names such ADRs are registered shall be entitled to the rights specified therein and in the Deposit Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Linklaters